Exhibit 99.1

For Immediate Release

Court Issues Favorable Patent Litigation Decision for Eagle Pharmaceuticals, Inc. and Teva Pharmaceutical Industries Ltd. for

BENDEKA (bendamustine hydrochloride injection)

-- Further Protects Longevity of BENDEKA franchise --

WOODCLIFF LAKE, N.J. – April 28, 2020 – Eagle Pharmaceuticals, Inc. (Nasdaq: EGRX) (“Eagle” or the “Company”) and Teva Pharmaceutical Industries Ltd. (Nasdaq: TEVA) (“Teva”) announced today that on April 27, 2020, the U.S. District Court for the District of Delaware (the “Court”) has issued a patent decision in favor of Eagle and Teva for BENDEKA® (bendamustine hydrochloride injection, or bendamustine HCl), a liquid, low-volume (50 mL) and short-time 10-minute infusion formulation of bendamustine hydrochloride.

The Court upheld the asserted patent claims as valid and found that the defendants’ proposed ANDA products would infringe those claims. Under this decision, the patent defendants – Slayback Pharma LLC, Apotex Inc. and Apotex Corp., Fresenius Kabi USA, LLC, and Mylan Laboratories Limited – will not be able to launch their ANDA products before 2031.

“We are delighted with the Court’s decision upholding our patents for BENDEKA, and further protecting the longevity of this important product,” said Scott Tarriff, Chief Executive Officer of Eagle Pharmaceuticals. “With this decision, BENDEKA’s value is likely to be intact for many years, thus ensuring our continued ability to invest in our growing research program and product pipeline,” concluded Tariff.

About Eagle Pharmaceuticals, Inc.

Eagle is a fully integrated pharmaceutical company with research and development, clinical, manufacturing, and commercial expertise. Eagle is committed to developing innovative medicines that result in meaningful improvements in patients’ lives. Eagle’s commercialized products include RYANODEX®, BENDEKA®, BELRAPZO®, and its oncology and CNS/metabolic critical care pipeline includes product candidates with the potential to address underserved therapeutic areas across multiple disease states. Additional information is available on the Eagle’s website at www.eagleus.com.

Eagle’s Forward-Looking Statements:

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 including, but not limited to, statements concerning the outcome of any additional litigation involving BENDEKA, including but not limited to any appeals with respect to the Court’s patent decision in favor of the Company and Teva for BENDEKA, the timeline on which products competitive to BENDEKA may launch and enter the market, the Company’s collaboration with Teva with respect to BENDEKA and whether the collaboration will be successful in ensuring BENDEKA’s long-term value, the market performance of BENDEKA and the continued growth of the Company’s research programs and product pipelines and any statements or assumptions underlying any of the foregoing. Forward-looking statements in this press release should be evaluated together with the many risks and uncertainties that affect the Company’s business, particularly those identified in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 filed with the Securities and Exchange Commission on March 2, 2020 and its other subsequent filings with the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. Except to the extent required by law, the Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Contact:

Investor Relations for Eagle Pharmaceuticals, Inc:
Lisa M. Wilson

President

T: 212-452-2793

E: lwilson@insitecony.com

Public Relations for Eagle Pharmaceuticals, Inc.:

Rose Ramseth

WE Communications

T: 212-551-4841

E: rramseth@we-worldwide.com

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